EXHIBIT 99.2

INTERLINK ELECTRONICS’ BOARD OF DIRECTORS

APPROVES STOCK REPURCHASE PLAN

CAMARILLO, California, July 28, 2003 — Interlink Electronics, Inc. (LINK), a world leader in the development of intuitive interface technologies and solutions for business and home applications, announced today that its board of directors has authorized the repurchase of up 500,000 of its outstanding shares, provided that the total purchase price for all shares purchased will not exceed $2,500,000. The Company intends to purchase shares of common stock in the open market or in privately negotiated transactions over the next several months, subject to certain market conditions. Paul D. Meyer, Interlink’s Chief Financial Officer, observed: “The board of directors authorized management to purchase Interlink Common Stock subject to certain conditions. It did not require management to purchase any number of shares and it did not authorize management to purchase shares except under the specified conditions. Accordingly, the number of shares that will be purchased in this program is subject to the conditions being met and to management’s discretion in deciding if, how and when to make such purchases.”

The Company expects to use the proceeds of recently exercised stock options to fund the majority of the stock repurchase plan. The Company believes purchases of shares under the specified conditions are consistent with the Company’s long-term goal of increasing shareholder value. The Company also believes that the use of cash to make these purchases, up to the maximum authorized amount, will have no impact on its ability to fund currently anticipated investments in the business and to operate its existing business.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (NASDAQ:LINK) is a world leader in the development of intuitive interface technologies and solutions for business and home applications. Creating today’s interface standards, our business communications, e-transactions, home entertainment and specialty businesses have established Interlink as the comprehensive source for branded and OEM solutions. Selected customers include Dell, HP/Compaq, InFocus, Microsoft, Mitsubishi, NEC, Sanyo, Sharp, Sony and Toshiba. Recognized worldwide for innovative interface technologies and solutions, Interlink Electronics, Inc. serves a world-class customer-base from its corporate headquarters in Camarillo, California and offices in Tokyo and Hong Kong. The Company currently holds more than 70 patents protecting its Force Sensing Resistor (FSR®), VersaPoint® Pressure Pointing, VersaPad® pen input pad and RemoteLink® wireless communication technologies. See LINK online at http://www.interlinkelectronics.com/ or in Japan at http://www.interlinkelec.co.jp/.

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Contacts:
Interlink Electronics, Inc.	Investor Contact:
546 Flynn Road	Michelle Lockard
Camarillo, CA 93012	Investor Relations Coordinator
http://www.interlinkelectronics.com	805-484-1356 ext. 114
mlockard@interlinkelectronics.com

Company Media Contact:

Keith M. Roberts

Director, Corporate Communications

(805) 484-1356 ext. 130

kroberts@interlinkelectronics.com